UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 4, 2015

VENTAS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-10989	61-1055020
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

353 N. Clark Street, Suite 3300, Chicago, Illinois	60654
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s telephone number, including area code):  (877) 483-6827

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.                                        Other Events.

On July 24, 2015, IRA FBO Victoria A. Shaev (“Plaintiff”) filed a complaint in the Delaware Court of Chancery (the “Court”) against Ventas, Inc. (the “Company”) and the Company’s board of directors (the “Board”), captioned IRA FBO Victoria A. Shaev v. Ventas, Inc., et al., C.A. No. 11331-CB (Del. Ch.), alleging that the adoption of what Plaintiff referred to as a “Proxy Put” or “Dead Hand Proxy Put” in the Company’s Credit and Guarantee Agreement, dated as of October 18, 2011, as amended and restated on December 9, 2013 (the “Credit Agreement”), constituted a breach of the Board’s fiduciary duty. The complaint also named as defendant Bank of America Corp., as administrative agent under the Credit Agreement, and alleged that Bank of America had aided and abetted the Board’s supposed breach of fiduciary duty. Among other things, Plaintiff sought a declaration that the so-called Proxy Put was invalid, unenforceable, and severable from the Credit Agreement.  The Company and the Board deny completely all of the allegations of wrongdoing in the complaint. On July 28, 2015, the Company and certain of its subsidiaries entered into an amendment to the Credit Agreement, which, among other things, eliminated the so-called Proxy Put provision. As a result of the amendment, Plaintiff agreed that its claims were moot. The Company agreed to settle Plaintiff’s application for an award of attorneys’ fees and expenses because of the costs of defending this application, and agreed to pay $40,000 in fees and expenses to Plaintiff’s counsel. On November 4, 2015, the Court entered an order providing that, after the Company has filed an affidavit that this Current Report on Form 8-K has been issued, the Plaintiff’s action will be dismissed with prejudice as to Plaintiff only and the case will be closed. The Court has not passed on the amount of fees and expenses paid to Plaintiff’s counsel. Plaintiff’s counsel is Carl L. Stine, Esq., of Wolf Popper LLP and Jessica Zeldin, Esq., of Rosenthal, Monhait & Goddess, P.A., (302) 656-4433, and the Company and the Board’s counsel is William Savitt, Esq., of Wachtell, Lipton, Rosen & Katz and Garrett B. Moritz, Esq., of Ross Aronstam & Moritz LLP, (302) 576-1600.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VENTAS, INC.

Date: November 10, 2015	By:	/s/ T. Richard Riney
T. Richard Riney Executive Vice President, Chief Administrative Officer and General Counsel